CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $.01 per share	10,000,000	(1)	$3.88	(2)	$38,800,000	(2)	$1,525

(1)         Amount to be registered consists of an aggregate of 10,000,000 shares to be issued under the IndyMac Bancorp, Inc. Direct Stock Purchase Plan.

(2)         Determined in accordance with Rule 457(r), the registration fee calculation for these shares is based on the average of the high and low prices of IndyMac Bancorp, Inc.’s common stock reported on the New York Stock Exchange on May 1, 2008.  Payment of the registration fee at the time of the filing of the Registration Statement on Form S-3 (No. 333-135542), filed on June 30, 2006, was deferred pursuant to Rule 456(b), and is paid herewith.

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-135542

PROSPECTUS

INDYMAC BANCORP, INC.

DIRECT STOCK PURCHASE PLAN

PROSPECTUS

IndyMac Bancorp, Inc., or Indymac, from time to time may offer the Indymac Direct Stock Purchase Plan, a direct stock purchase plan designed to provide investors with a convenient method to purchase shares of our common stock.  Participants should print and retain this prospectus for future reference.

Program Highlights:

•                 Purchase Indymac common stock directly, over the Internet, without paying any trading fees or brokerage commissions.

•                 Build your investment over time, starting with as little as $250 or by authorizing at least five automatic monthly investments of at least $50 each.

•                 Reinvest dividends paid on the Indymac common stock held in your plan account.

•                 Add to your investment systematically and conveniently, by authorizing automatic monthly investments, or by making additional investments over the Internet.

•                 Monitor and manage your Indymac investment entirely over the Internet.

Please note: The Indymac Direct Stock Purchase Plan is offered only to investors who are willing to manage their investment solely at www.melloninvestor.com.  All information about plan holdings and activities, and about Indymac itself, will be available to you online.

This prospectus relates to 10,000,000 shares of our common stock being offered for purchase under the plan.

Investing in our common stock involves certain risks.  Please refer to the risk factors included in the periodic reports we file with the Securities and Exchange Commission, or SEC, before you participate in the Indymac Direct Stock Purchase Plan.

Our common stock is listed on the New York Stock Exchange under the symbol “IMB.”  The closing price of our common stock on May 1, 2008 was $3.97.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of IndyMac Bancorp, Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated May 2, 2008

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Indymac Direct Stock Purchase Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Available Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean IndyMac Bancorp. Inc. and its subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)                                 Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 29, 2008;

(2)                                 All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;

(3)                                The description of our common stock contained in our registration statement on Form 8-A dated August 8, 1985, including any amendment or report filed to update such description (such registration statement is filed under our former name, Countrywide

Mortgage Investments, Inc.) and the description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A dated October 18, 2001, including any amendment or report filed to update such description; and

(4)                                 All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You can request those documents from:

IndyMac Bancorp, Inc.

888 E. Walnut Street

Pasadena, California 91101-7211

Attention: Investor Relations

Telephone: (800) 669-2300

You should rely only on the information incorporated by reference or presented in this prospectus.  Neither we, nor any underwriters or agents, have authorized anyone else to provide you with any different information.  We are only offering these securities in states where the offer is permitted by applicable state law.  You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our projected financial condition and results of operations, plans, objectives, future performance and business. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties including those identified in our periodic and current reports that we file with the SEC that could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDYMAC BANCORP, INC.

IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides fair and competitive home financing products. All of the assets and operations of Indymac are held or conducted within the federally-insured, thrift depository institution, Indymac Bank, whose primary funding consists of bank deposits, Federal Home Loan Bank advances, long term debt and equity. Indymac Bank’s home mortgage products consist primarily of single family, first lien mortgages. Indymac Bank also provides FDIC-insured retail banking products to facilitate consumers’ personal financial goals.

USE OF PROCEEDS

We intend to use the net proceeds from sales of common stock directly issued by us under the plan for general corporate purposes, including investment in our subsidiaries.

DESCRIPTION OF OUR DIRECT STOCK PURCHASE PLAN

The following questions and answers explain and constitute our Direct Stock Purchase Plan, which we refer to below as the “plan.”

PURPOSE

1.                                      What is the purpose of the plan?

The plan is intended to provide both our existing shareholders and new investors with a simple, convenient and economical method to purchase shares of our common stock, including through new cash payments and reinvestment of dividends on shares held in your plan account. The plan also provides us with an economical and flexible mechanism to raise equity capital through sales of our common stock.

ADVANTAGES AND DISADVANTAGES

2.                                      What are the advantages of participation in the plan?

• You do not need to be a current Indymac shareholder, nor do you need to have a broker, to buy our common stock through the plan. The plan’s online Enrollment Wizard is designed to guide you through each step and to move the funds you choose to invest automatically with a minimum of paperwork.

• You can start investing with a relatively small amount of money.

• The automatic monthly investment feature helps you add to your investment over time in a convenient and systematic fashion.

• If you wish to start off with a single larger investment or you prefer to send a check to the plan administrator, you may do so. Subsequent automatic investments can then be pre-authorized through the Enrollment Wizard.

• Dividends and additional cash investments can be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to your account. Dividends on fractional shares may also be reinvested in additional shares.

• There are no trading fees or brokerage commissions when you purchase our common stock through the plan. The entire amount of your investment is used to purchase our common stock.

• If you are already an Indymac shareholder, you can consolidate all your Indymac common stock holdings into a single account. You can deposit your Indymac stock certificates into your plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your plan account.

• Keeping track of your account and entering new transactions is simple, convenient and paperwork–free. The plan is available to you any time over the Internet.

• The plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the plan administrator at any time. Or, if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the plan, at no cost to you, and sell them through a broker of your choice.

3.                                      What are the disadvantages of participation in the plan?

• Because the prices at which plan shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased in the open market is the volume weighted average price, over a one to 12 day price period, paid by the plan administrator to obtain shares for all participants who acquire shares through the plan on the same day, you may pay a higher price for shares purchased under the plan than for shares purchased on the investment date outside of the plan.

• We will not pay interest on funds held by us pending investment.

• Sales of shares for participants that have made valid elections during any month are irrevocable and will be made at market prices at the time of sale. You will not be able to control the timing of such sales or to place “limit orders” specifying the prices at which you are willing to sell your shares.

• To sell your shares through a broker of your choice, you must first ask the plan administrator to obtain a physical stock certificate representing the shares from the transfer agent and deliver the certificate to you. The plan administrator will promptly process your instructions, but you should leave ample time for processing of your instructions and for receipt of your stock certificate.

• Shares held by the plan administrator in the plan are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker–dealer firms.

ADMINISTRATION

4.                                      Who administers the plan?

The plan is administered by Mellon Bank, N.A., with some administrative support being provided by its affiliate Mellon Investor Services. The plan administrator acts as agent for plan participants, keeps records of participant accounts, sends annual account statements to participants, and performs other duties relating to the plan. The plan administrator may use, and commissions may be paid to, a broker–dealer that is affiliated with the plan administrator. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new administrator to administer the plan. The plan administrator does not act in an investment advisory or similar capacity. Investors participating in the plan must make independent investment decisions based upon their own judgment and research. Shares purchased for each participant under the plan will be held by the plan administrator. The plan administrator is not a broker–dealer and is therefore not a member of the Securities Investor Protection Corporation, or SIPC. As a result, shares held by the plan administrator in the plan are not covered by the Securities Investor Protection Act of 1970, or SIPA. Generally, SIPA provides protection for customers of insolvent SIPC member brokerage firms and requires, up to certain dollar limitations, the return of cash and securities registered in their name.

5.                                      Why is Indymac offering the plan only over the Internet?

We are offering the plan over the Internet because:

• Internet–based applications are a key part of our business strategy.

• The ability to deliver all plan materials and stockholder information to you electronically generates considerable cost savings to us by minimizing printing, paper, postage and handling expense.

• These savings allow us to offer the plan’s direct purchase feature without the need to charge any trading fees or brokerage commissions to plan participants.

6.                                      What documents will be electronically available to me?

By investing in the plan, you will be giving your consent to access all stockholder information about us and all information about your plan holdings electronically. This includes account statements, our annual report, notice of meeting, proxy statement and proxy voting materials, and any other information we may be required to deliver to you pursuant to applicable law. Whenever there is news of importance to our shareholders an e–mail notice will be sent to you summarizing the news, and any action required by you. The e–mail notice will direct you to a Website where the full information can be obtained at your convenience. Certain documents may be delivered or posted in portable document format, or PDF, and free access to the necessary software will be provided for review of such documents. The plan administrator may confirm certain transactions and produce plan statements in paper form from time to time. Any such confirmations or plan statements will be mailed to you at the address you give when you enroll in the plan.

7.                                      Do I need an e–mail address or Internet access to participate in the plan?

You must have a valid e-mail address, Internet access through an Internet service provider and a web browser that supports secure connections (i.e. the current version of Netscape Navigator, Internet Explorer or America Online) in order to participate in the plan and electronically access shareholder information. In order to retain this information, you must have a printer, a hard drive or other storage. By investing in the plan, you are confirming that you have a valid e–mail address and access to a computer meeting these requirements. Please be aware that you may incur costs normally associated with electronic delivery, including access, usage, or telephone charges. We are not responsible for these or any other charges your Internet service provider or telephone company may assess while you are accessing shareholder information or your plan account.

ELIGIBILITY

8.                                      Who is eligible to participate in the plan?

Any person or legal entity is eligible to participate in the plan. You do not have to be a current shareholder, nor do you have to be located in the U.S. or be a U.S. citizen. In all cases, however, investments must be made in U. S. currency drawn on a U.S. bank. In addition, prior to investing in our common stock, each participant who resides or is located outside the U.S. is responsible for reviewing the laws of his or her country of residence or other applicable laws to determine if there are any restrictions on their ability to invest through the plan.

HOW TO ENROLL

9.                                      How do I enroll in the plan?

• After you have read this prospectus, simply click the “Invest Now” button and follow the instructions for authorizing your initial investment.

• All investments must be made in U.S. dollars from a U.S. bank.

• You may make your initial investment by:

1. authorizing an electronic transfer of at least $250 but not more than $10,000 from your U.S. bank account; or

2. authorizing a minimum of five automatic monthly transfers of at least $50 each from your U.S. bank account; or

3. mailing a check for at least $250, but not more than $10,000, drawn on a U.S. bank account to the plan administrator.

Follow the instructions on the online Enrollment Wizard to indicate your selection and, if paying by check, print out the instruction sheet and mail the sheet as indicated with your check.

• You may sign up for automatic monthly investments, change your monthly investment amount or make additional investments at any time by accessing your account over the Internet and using the account management feature.

• You may also elect to have all or part of the cash dividends paid on the shares held in your plan account automatically reinvested in additional shares of our common stock. (See Question 21 below.)

• You may establish additional investment accounts for children or dependents by following the instructions on the online Enrollment Wizard applicable to custodial or trust accounts.

10.                               Are any fees required to enroll in the plan?

No, you do not have to pay any fees to enroll in the plan.

11.                               Do I have to pay trading fees or brokerage commissions when I purchase shares through the plan?

No. You will not pay any trading fees or brokerage commissions to purchase shares through the plan. We will pay all plan fees, except for fees incurred if you sell your shares (see Question 20 below).

12.                               Are any other fees payable by plan participants?

If your bank dishonors your check or electronic funds transfer, you will be charged a $35 fee. There is also a fee of $15 plus a $0.12 per share trading fee for sales of shares under the plan.

13.                               Are there minimum and maximum investment limits?

Yes. You must make a minimum initial investment of at least $250, or authorize five monthly installment investments of at least $50 each. After your initial investment, you may make additional cash investments of at least $50, up to a maximum of $10,000 per month, per account, unless we waive this maximum investment limit upon request in individual cases (see Question 19 below).

PURCHASE OF COMMON STOCK

14.                               What is the source of the Indymac common stock that may be purchased through the plan?

At our discretion, share purchases will be made in the open market or directly from us. Shares purchased from us may come from our authorized and not previously issued shares or from shares repurchased by us in the open market. Share purchases in the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the plan administrator determines. Neither we nor any participant will have any authority to direct the date, time or price at which shares may be purchased by the plan administrator.

15.                               How will shares be purchased under the plan?

• Upon receipt of your funds, the plan administrator will invest initial and additional cash investments as promptly as practicable, normally within five business days.

• Shares will be posted to your account in whole and fractional shares, computed to four decimal places, immediately upon settlement, which under current market practice is required to occur three business days after the purchase date. A confirmation of your transaction will be sent by e–mail or via a paper statement to the Internet or postal address you give us when you enroll in the plan.

• In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 35 days, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator pending investment.

• For automatic monthly purchases, the amounts you have authorized will be withdrawn from your banking account on the 24th day of each month, or on the next succeeding business day if the 24th falls on a weekend or holiday. The funds will be credited to your account and invested within five business days after receipt by the plan administrator.

• The plan administrator will use your investment to purchase as many full and fractional shares as possible.

16.                               How will the price for my shares be determined?

For shares purchased on the open market, the purchase price will be the volume weighted average price paid by the plan administrator to obtain shares for all participants who acquire shares through the plan on the same day. For shares purchased directly from Indymac, the purchase price will be 100% of the volume weighted average price of our common stock, as reported in the New York Stock Exchange Composite Transactions listing on the investment date, less any discount that Indymac may decide to offer.

17.                               Will shares be offered to plan participants at a discount?

From time to time, we may elect to offer shares at a discount from prevailing market prices. If we decide to offer plan participants the opportunity to buy shares at a discount, an e–mail notice will be sent to you that describes the details of the offer, including instructions on how to participate.

18.                               How do I change or stop my automatic investment election?

Simply access your account through Investor ServiceDirect on www.melloninvestor.com, choose the “Purchase/Sell” menu and indicate your change in the “Periodic Purchase” selection. Your request must be received at least three business days before the 24th day of a month in order to take effect that month.

19.                               May I invest more than the plan maximum of $10,000 per account per month?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the plan maximum investment amount will be priced as follows:

• Investments for which a waiver has been granted will be made subject to a one to 12 day “pricing period,” which will generally consist of one to 12 separate days during which trading of our common stock is reported on the New York Stock Exchange, or NYSE.  Each of these separate days will be an “investment date,” and an equal proportion of your shares purchased in excess of the plan maximum investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below.  The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume weighted average price, rounded to four decimal places, of our common stock on the NYSE only, as reported by Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that investment date.  For clarity, this will include the last trade on the NYSE even if reported after 4:00 p.m.  Funds for such investments must be received not later than the business day prior to the first day of the pricing period.

• We may establish a minimum price, a threshold price, for any pricing period that the volume weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request. The threshold price may be determined based on a formula, taking into consideration current market conditions.

• The threshold price for any investments made pursuant to a request for waiver, if we decide to establish a threshold price for a particular pricing period, will be a stated dollar amount that the volume weighted average price, rounded to four decimal places, of our common stock, as reported on the NYSE for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

• We will only establish a threshold price if shares are going to be purchased directly from us in connection with the relevant pricing period (see Question 14 above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume weighted average price is less than the threshold price.  For example, if the threshold price is not met for two of the trading days in a ten day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

• Neither we nor the plan administrator will be required to notify you that a threshold price has been established for any pricing period.

• We may elect to activate for any particular pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

• Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period with an equal amount being invested on each such day, subject to the qualifications set forth above.  During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized prior to the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer.  For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume weighted average price for the trading day relating to each of the investment dates during the pricing period.

• Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the plan administrator at (201) 680-5300, no sooner than three business days prior to the first day of the relevant monthly pricing period.

SALE OF SHARES

20.                               How do I sell the shares I acquire through the plan?

You can sell all of your shares, or any whole number of your plan shares, at any time through the plan administrator for a fee of $15 plus a $0.12 per share trading fee by accessing your account over the Internet at www.melloninvestor.com. Your sale request will be processed and your shares will generally be sold, subject to market conditions and other factors, by the close of the trading day for requests received by the plan administrator by 1:00 p.m. eastern time. The plan administrator, at its discretion, will sell your shares, along with shares to be sold for other accounts, as promptly as practicable at the then–current market price of the common stock.  Please note that the plan administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests are final. The plan administrator will mail a check to you in the amount of the sale proceeds, less applicable sales fees, trading fees and stock transfer tax, on the settlement date, which under current market practice is three business days after your shares have been sold. If you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares, at no cost to you, and sell them through a broker of your choice. To do this, you may instruct the plan administrator to have a stock certificate issued to you in your name for the number of whole shares you want to sell through your broker. The plan administrator will then instruct the transfer agent to issue you a physical stock certificate and deliver the certificate to you. You may then deliver the certificate to your broker in accordance with your broker’s instructions. The plan administrator will process your instructions promptly, but you should leave ample time for processing of your instructions and for receipt of your stock certificate.

DIVIDENDS AND DIVIDEND REINVESTMENT

21.                               What are my dividend options?

You may elect to have all or part of the dividends paid to you on the shares held in your plan account automatically reinvested in additional shares of our common stock. If you do not make an election, the dividends paid on the Indymac shares held in your plan account will be automatically reinvested in additional shares of our common stock. If you choose not to reinvest all or part of your dividends, you will receive dividend payments in cash. You will have the option to receive such dividend payments by check or by direct deposit into a bank account that you designate. You may change your dividend reinvestment election at any time. If your election is received prior to the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If your election is received on or after the record date, reinvestment of your dividends will begin on the dividend payment date following the next record date if you are a holder of record at that date. Record dates for the payment of dividends normally precede payment dates by approximately four weeks. Appendix A to this prospectus lists the expected future dividend record dates and payment dates.

Upon receipt of your dividend funds, the plan administrator will invest them as promptly as practicable, generally within five business days. Shares will be posted to your account in whole and fractional amounts (calculated to four decimal places) immediately upon settlement, which under current market practice is required to occur three business days after the purchase date. A confirmation of your transaction will be sent by e–mail or via a paper statement to the Internet or postal address you give us when you enroll in the plan. The price per share of common stock for reinvested dividends will be the same as described in Question 16 above.

The payment of dividends in the future and the amount of dividend payments, if any, will depend on our financial condition and other factors that our board of directors deems relevant.

ADDITIONAL INFORMATION

22.                               How can I view the status of my account?

You can view the status of your account at any time by going to the plan administrator’s Website, www.melloninvestor.com, and logging onto Investor ServiceDirect®. To access your account, you will need your 12-digit Investor Identification Number (IID) and the personal identification number, or PIN, that you will create the first time you access your account.

23.                               How will I be notified about shareholders’ meetings and how can I vote my plan shares?

For each shareholder meeting, an e–mail notice will be sent to you, along with instructions on how to find the information you need to decide how you wish to vote on the matters to be presented at the meeting and how to instruct the plan administrator to cast your vote over the Internet. Your shares will be voted only by the plan administrator and only as you decide.

24.                               Will stock certificates be issued for shares acquired through the plan?

Stock certificates will not be issued for shares in a plan account unless a specific request is made to the plan administrator, in which event the related shares will be withdrawn from the plan (see Question 20 above). The plan’s book–entry service eliminates the risk and cost of certificate loss, theft or destruction.

25.                               How will stock splits, rights offerings and other distributions be handled?

If we declare a stock split or stock dividend, your plan account will be credited with the appropriate number of shares on the applicable payment date. In the event of a stock subscription or other offer of rights to stockholders, your entitlement will be based on the total number of shares held in your account.  An e–mail notice will be sent to you detailing any subscription opportunities or rights offerings.

26.                               May the plan be changed or discontinued?

Yes. We may add to, modify or discontinue the plan at any time. An e–mail notice will be sent to you identifying any significant changes to the plan.

27.                               Does the plan have any automatic termination provisions?

Plan participation will be terminated automatically if the plan administrator receives written notice of a participant’s death or adjudicated incompetency, together with satisfactory supporting documentation of the appointment of a legal representative. Thereafter, the plan administrator will terminate the participant’s authorized automatic monthly investments, if any, and the shares held in the participant’s account will be forwarded to the participant’s legal representative.

28.                               What are the responsibilities of Indymac and the plan administrator under the plan?

Neither Indymac nor the plan administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the plan as described in this prospectus and on the forms that accompany each investment or activity. You should recognize that the market value of our common stock will fluctuate and that neither Indymac nor the plan administrator can promise a profit or protect against a loss on common stock purchased under the plan.

29.                               Who do I contact if I have questions about the plan?

The plan administrator will answer any questions you have about buying or selling our common stock through the plan or about any other plan services. You may contact the plan administrator in the following ways:

• Internet. You can enroll, obtain information and perform certain transactions on your account online via Investor ServiceDirect® (ISD). New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the IID which can be found in a bolded box on your check stub, statement or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your IID and self-assigned PIN.

To access Investor ServiceDirect® please visit the Mellon Investor Services website at: www.melloninvestor.com/isd

• Written Inquiries. You may make an e–mail inquiry by following the instructions on the Investor ServiceDirect Website. Please address all other correspondence concerning the plan to the plan administrator at the following address:

Mellon Bank, N.A.

c/o Mellon Investor Services

P.O. Box 358035

Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, social security or taxpayer identification number and a reference to IndyMac Bancorp, Inc. on all correspondence.

• Telephone Inquiries. The plan administrator may be reached directly by dialing:

1-800-814-0291 (in the United States and Canada)

1-800-231-5469 (for the hearing impaired ) (TDD)

1-201-680-6578 (outside of the United States and Canada)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

NOTE ABOUT FINANCIAL INTERMEDIARIES

We may grant requests for waiver of the plan’s maximum monthly investment limit to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of such waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock, general economic and market conditions, expected aberration in the price or trading volume of our common stock, the potential disruption of our common stock price that may be caused by a financial intermediary, the number of shares of common stock held by the participant seeking a waiver, the past actions of a participant under the plan, the aggregate amount of investments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If waiver requests are granted, a portion of the shares available for issuance under the plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or Securities Act. Financial intermediaries may purchase a significant portion of the shares of common stock issued under the plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the plan cannot be estimated as this time. Participants that are financial intermediaries that acquire shares of our common stock under the plan with a view to distribution of such shares or that offer or sell shares in connection with the plan may be deemed underwriters within the meaning of the Securities Act. From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price, if any, of common stock acquired under the plan. Such transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The plan is intended for the benefit our current and prospective investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of our common stock.

VALIDITY OF THE SECURITIES

Certain matters of Delaware law relating to the validity of the common stock offered by this prospectus have been passed upon for us by Alston & Bird LLP.

EXPERTS

The financial statements, financial statement notes and auditor’s report on the effectiveness of our internal control over financial reporting, all of which are incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, have been incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, and this report was given upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Our Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, director liability for monetary damage for breaches of the directors’ fiduciary duty of care. Our Restated Certificate of Incorporation and Bylaws provide that we will indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as our agents. Additionally, we have entered into indemnification agreements with our directors, which provide more specific indemnification rights to them. We also maintain an insurance policy that indemnifies directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Indymac pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

APPENDIX A

Dividend Dates (1)

Record Date	Payment Date
May 12, 2008	June 5, 2008
August 11, 2008	September 4, 2008
November 10, 2008	December 4, 2008

(1) The dates indicated are those expected to be applicable under the plan with respect to future dividends, if and when declared by the board of directors. The actual record and payment dates will be determined by the board of directors.  On February 12, 2008, the Company announced that, in light of Indymac’s current financial performance, the board of directors has suspended its quarterly common stock cash dividend payments indefinitely.